EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON SHARE-PRIMARY
                                 (In Thousands)

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


                                                      THIRTEEN WEEKS                THIRTY-NINE WEEKS
                                                           ENDED                          ENDED
                                                     OCT. 3,      SEPT. 27,        OCT. 3,      SEPT. 27,
                                                      1997          1996            1997          1996
                                                    --------     ---------        --------      --------
Weighted average number of shares outstanding        24,209        23,534          24,004        23,291

Net effect of dilutive stock
 options--based on the treasury
 stock method using average market price              1,104         1,078             967         1,145
                                                    --------     ---------        --------      --------
Common and common equivalent
 shares outstanding                                  25,313        24,612          24,971        24,436
                                                    ========     =========        ========      ========

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


                                 EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE-FULLY DILUTED
                      (In Thousands Except Per Share Data)

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

                                                        THIRTEEN WEEKS               THIRTY-NINE WEEKS
                                                            ENDED                           ENDED
                                                     OCT. 3,     SEPT. 27,          OCT. 3,      SEPT. 27,
                                                      1997          1996             1997          1996
                                                   -----------   -----------      -----------    ----------
Shares outstanding                                    24,301        23,682           24,301        23,682

Net effect of dilutive  stock options
 based on the treasury  stock method using
 the greater of month-end market
 price or average market price                         1,141         1,252            1,192         1,326
                                                    ---------     ---------        ---------     ---------
Totals                                                25,442        24,934           25,493        25,008
                                                    =========     =========        =========     =========

Income from continuing operations                     $6,575        $4,954          $16,776       $13,349
Discontinued operations
  Income (loss) from operations                            -           177             (333)           75
  Loss on disposal                                         -             -           (1,729)            -
                                                    ---------     ---------        ---------     ---------
Net Income                                            $6,575        $5,131          $14,714       $13,424
                                                    =========     =========        =========     =========

Income from continuing operations                      $0.26         $0.20            $0.66         $0.54
Discontinued operations
  Income (loss) from operations                            -          0.01            (0.01)            -
  Loss on disposal                                         -             -            (0.07)            -
                                                    ---------     ---------        ---------     ---------
Net Income                                             $0.26         $0.21            $0.58         $0.54
                                                    =========     =========        =========     =========

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